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北京大成(上海)律师事务所
上海环球金融中心 9 层/24 层/25 层
中国上海市世纪大道 100 号
邮编：200120

9th/24th/25th Floor,
Shanghai World Financial Center,
100 Century Avenue,
Shanghai 200120, China

Date: December 29, 2025

Re: Cafe Deco Group Limited

Ladies and Gentlemen,

We, Beijing Dacheng Law Offices, LLP (Shanghai), understand that the Company plans to file a registration statement on Form F-1 (the "Registration Statement") with the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, in connection with the proposed initial public offering (the "Offering") of the Company's.

We hereby give, and confirm that we have not withdrawn, our written consent to the use of, and references to, our name and the inclusion of information, data and statements from our written legal opinion and amendments thereto (if applicable), as well as the citation thereof, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the "SEC Filings"), (iv) in institutional and retail roadshows and other activities in connection with the proposed Offering, (v) on the websites of the Company and its subsidiaries and affiliates, and (vi) in other publicity materials in connection with the proposed Offering.

We also consent to the filing of this consent letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Beijing Dacheng Law Offices, LLP (Shanghai)

Name: Emilia Shi

Title/Position: Senior Partner